EXHIBIT 99.2

MAGNUS INTERNATIONAL RESOURCES, INC. UPDATES ON ITS HUIDONG
EXPLORATION PROGRAM

Las Vegas, Nevada – July 20, 2005 - Magnus International Resources Inc. ("Magnus") (“the Company”) (NASD OTC-BB: ‘MGNU’) is pleased to provide the following corporate update in relation to the exploration program progress at its Huidong property in Sichuan Province, China.

MAGNUS' HUIDONG CONCESSION AND SOUTHWESTERN RESOURCES' BOKA GOLD PROJECT: THE HUIDONG--BOKA DISTRICT

Magnus and Team 209 have an agreement to jointly explore an area of 83.29 square km at Huidong with the near-term possibility of increasing the joint venture area through the acquisition of exploration rights to three adjoining properties.

Huidong is a gold-copper prospect in Sichuan Province northwest of, and on trend with, Southwestern Resources’ Boka gold project in Yunnan Province.

Southwestern Resources has just reported a current combined indicated and inferred resource at the Boka project of over 5 million ounces of gold. This significant, newly discovered resource is expected to increase in size and grade as Southwestern continues with expansion and infill drilling.  A preliminary assessment and engineering scoping study was recently completed on the first two zones of the Boka gold system by Hatch Limited, a worldwide engineering firm with extensive experience in China.  The study adopted a conservative approach to ore estimation using protocols and procedures in compliance with national instrument 43-101 reporting in Canada.  The Hatch study considers the Boka Project to be one of the significant gold discoveries of recent years. Furthermore, capital and operating costs for mining operations in this part of China are reported to be low.  Magnus management anticipates issuing a news release with a more detailed discussion of Hatch’s Boka report findings and their relationship to the Huidong property after the full report is made publicly available. The complete study is anticipated to be available at Southwestern’s website at www.swgold.com before 27 July, 2005.

The following update is in relation to our ongoing comprehensive exploration program at Huidong.

For a full version of the exploration update report, with diagrams, please refer to the front page of the Magnus website, at www.magnusresources.com, click on “Huidong exploration Program Update” then click on “Click here for the full July 20 Huidong Exploration Program Update with Diagrams”.

HUIDONG EXPLORATION PROGRAM PROGRESS UPDATE - by Paul Taufen (PhD)

Follow-up exploration by Magnus has continued favorably at Magnus’ Huidong concession.  Earlier geochemistry work completed from November 2004 through February 2005 identified three priority Gold exploration target areas within the Huidong Concession. Exploration work completed by Geological Team 209 of Yunnan Province (Team 209) and Magnus within Priority Area 1, located in the western portion of the Huidong Concession, has proceeded well since April 2005. Infill soil sampling in Priority Area 1 has generated coherent gold (Au) in soil anomalies, including one contiguous soil gold anomaly extending over 1.15 km² in an area designated by the local village name of Dinjiaping.  The anomaly is outlined in Figure 2 of the “Huidong Exploration Update with Diagrams” available at www.magnusresources.com. The thickest portion of this gold in soil anomaly commonly contains soil gold concentrations of 100 ppb Au and above. A concentration of 100 ppb or higher of gold in soil is a considered to be clearly indicative of associated gold mineralization in the Huidong – Boka district.

More detailed investigation of priority area 1 by Team 209 and Magnus has revealed the presence of fifty four old tunnels where historical gold mining has occurred.  This is a very good indication of potentially high ore grades for gold since the gold concentrations in historical tunnels would typically have been high enough to warrant recovery by very labor-intensive and primitive mining methods.

Historical tunnel locations correspond spatially with the strong anomalous areas of Au in soil. Detailed satellite imagery shows that many of the tunnels occur down slope from areas of high Au in soils that would not have been recognized in historical artisan mining activity. Other identified Au in soil features have almost no associated historical tunneling activity nearby.  The information obtained indicates that the Au in soil features likely represent a new discovery and not contamination from old workings.

Rocks from these tunnels and other exposures away from tunnels have been sampled and analyzed for Au. Sixteen rock samples were collected and analyzed from the area of the 1.15 km² soil gold anomaly Thirteen of these sixteen rocks returned Au concentrations of 1 g/tonne or higher, with the highest Au concentration at 7.2 g/tonne Au.

As detailed in the table below, there are already 21 surface rock samples with greater than 1 g/tonne Au based on only limited surface sampling to date. The occurrence of gold-bearing rock samples at surface with these gold concentrations is considered highly encouraging.

Table 1: Gold assays of rocks sampled in Priority Area 1 with greater than 1 g/tonne Au

Sample	Latitude	Longitude	Au_g/tonne	Description
HDW-001	26.552444	102.911806	5.40	Iron oxide, copper quartz vein
HDW-003	26.552444	102.911806	4.50	Sampled from copper ore
HDW-004	26.562917	102.931056	5.30	Iron oxide with clay - broken quartz vein
HDW-5	26.549250	102.910917	1.30	Quartz - alteration with pyrite, chalcopyrite
HDW-6	26.549250	102.910917	1.60	Quartz - alteration with pyrite, chalcopyrite
HDW-8	26.549389	102.910333	4.70	Quartz - fine sandstone with malachite
HDW-9	26.549389	102.910333	7.20	Quartz, iron oxide with breccia
HDW-14	26.550778	102.916167	4.40	Altered rock with quartz and limonite
HDW-15	26.550778	102.916167	3.80	Sample of ore
HDW-16	26.550778	102.915500	4.80	Fault with iron oxide and quartz
LHDW-29	26.553611	102.907333	1.61	Limonitic rock
LHDW-32	26.551000	102.904361	1.03	Iron oxide and argillite
HDWZ-003	26.551250	102.905694	1.12	Iron oxide - quartz vein with sulphides

HDWZ-008	26.550944	102.905528	1.25	Iron oxide - quartz vein
HDWZ-009	26.550833	102.905500	1.65	Iron oxide - quartz vein
HDWZ-024	26.549500	102.910083	3.51	Iron oxide - quartz vein with copper?
HDW-75	26.550694	102.913472	1.55	Iron oxide - quartz vein
HDW-76	26.550694	102.913472	2.47	Iron oxide and quartz - malachite
HDW-77	26.550694	102.913472	1.09	Iron oxide vein with argillite
HDW-79	26.556194	102.903500	4.10	Iron oxide breccia with quartz vein
Q1H-6	26.553639	102.907361	3.46	Surface material
XAu-30	26.550694	102.913472	1.26	Iron oxide quartz vein – clay sandstone

More detailed investigation of the surface gold features at Priority Area 1 continues. A trench sampling program is underway to better define Au mineralized zones inferred by geological mapping and apparent in the soil and rock geochemistry completed to date. Completion of first phase trench sampling is anticipated in August 2005. This will be followed by additional trenching, tunneling, and drilling programs.

ABOUT MAGNUS INTERNATIONAL RESOURCES, INC.

Magnus International Resources, Inc. is engaged in the acquisition, exploration and development of mineral properties, focusing primarily on gold and copper properties in China.  Under a joint venture agreement with Yunnan Province Nuclear Industry Brigade 209 ("Team 209"), Magnus retains a 90% interest in the Huidong property through its joint venture company, Long Teng Mining Ltd.

For further information please refer to the Company's filings with the SEC on EDGAR or refer to Magnus' website at www.magnusresources.com.

If you would like to receive regular updates on Magnus please send your email request to info@magnusresources.com.